Exhibit (c)

Financial Advisor's Report

Previously Provided

Exhibit (d)(1)

Promissory Note and Loan Agreement (Schenk)

Exhibit (d)(2)

Promissory Note and Loan Agreement (Reiss)

Exhibit (d)(3)

Promissory Note (Schenk)

Exhibit (d)(4)

Promissory Note (Reiss)

Exhibit (d)(5)

Promissory Note (Reiss)

PROMISSORY NOTE

$86,000,000	November 14, 2005

       FOR VLAUE RECEIVED, TenderCare International, Inc., the undersigned, promises to pay to the order of Edward Reiss whose address is PO Box 5200, Westport, CT 06881 (or at such place as the holder hereof may designate), the sum of Eighty-six thousand and no/100 dollars ($86,000,000), together with interest of seven percent per annum (7.00%), payable on demand.

       THERE will be no pre-payment penalty on this Note.

       IF DEFAULT is made in payment after demand, and such default shall continue for a period of 10 days, then the holder hereof may, at its option, declare the whole sum then remaining unpaid and immediately due and payable. In case of any such default, the undersigned agrees to pay all costs of collection including reasonable attorney's fee, whether or not suit is instituted.

       PRESENTMENT for payment, demand, notice of dishonor, protest, notice of protest and any homestead or personal property exemption allowed by the constitutions or laws of any state are hereby waived by the undersigned. Failure by the holder hereof to exercise any option granted it hereunder shall not constitute a waiver or future right. The term "undersigned" as used herein shall include all makers, co-makers, endorsers, sureties and guarantors hereof.

Signed:_________________________          Signed:_________________________

Title: __________________________          Title: __________________________

Date: __________________________          Date: __________________________

TenderCare International, Inc.

Exhibit (d)(6)

Commercial Guaranty (Reiss)

Exhibit (d)(6)

Commercial Guaranty (Schenk)